Creative Media Farm
HOME GROWN DESIGN & WEB SERVICES

CREATIVE MEDIA FARM SL
Av. Montserrat 4, 4c
A Coruña, Galicia, Spain
15009

Phone:
+34 881969351
+34 633622863

www.creativemediafarm.com
info@creativemediafarm.com

Contract Terms

Proposal and contract created for: DiMi Telematics International, Inc.
Proposal#: PROPOSAL 2012-09-12[REVISEDb]
with date 12rd September, 2012

September 18th, 2012

As Designer:
Creative Media Farm, S.L., with CIF B70271069, address on Av. De Ferrol nº 37, 6º1, Madrid – 28029 – MADRID - SPAIN

and as Client :
DiMi Telematics International, Inc., with []

Both sides, respectively, are recognized competence and legal capacity and agree to sign this contract involving digital communication services according to the following:

Summary:

We will always do our best to fulfil your needs and meet your goals, but sometimes it is best to have a few simple things written down so that we both know what is what, who should do what and what happens if stuff goes wrong.
In this contract you won't find complicated legal terms or large passages of unreadable text. We have no desire to trick you into signing something that you might later regret. We do want what's best for the safety of both parties, now and in the future.

What do both parties agree to do?

As our customer, you have the power and ability to enter into this contract on behalf of your company or organization. You have agreed on the complete proposal that includes a complete rebuild of the DiMi Application.

You agree to provide us with everything that we need to complete the project including text, images and other information as and when we need it and in the format that we request.
You agree to review our work, provide feedback and sign-off approval in a timely manner too.
Deadlines work two ways and you will also be bound by any dates that we set together.
You also agree to stick to the payment schedule set out on the proposal.

Please, mind that if we don't receive any communication from your side for more than 30 days informing about your situation, we will assume you have discarded your project with us and no refund policy will be considered.
You understand that the project timeline is dependent on the date that this contract is signed and that the project pipeline has been tailored for you.

We will certainly maintain the confidentiality of any information that you give us.

Getting down to the nitty gritty...

NON-DISCLOSURE & EXCLUSIVITY

Non-disclosure and Exclusivity contracts shall be signed separately, as both agreements might persist and apply beyond the scope of this project. These documents need to be provided by DiMi Telematics International Inc.

VALUE-BASED WORKFLOW

As described in the Proposal, our services are based on perceived value and goals, instead of fixed amounts of hours or resources. We'll take the necessary steps and set the necessary resources to fulfil the suggested proposal milestones.

DESIGN

We will create designs for the look-and-feel, user interface layout and functionality of your project according to the proposal we have elaborated for you.

If you're not happy with the designs at any stage and we cannot provide a concept you like at any revision stage, you shall pay us in full for all of the work we have produced until that point as well as resources committed in good faith to the completion of the project, and you may either cancel this contract or continue to commission us to make further design revisions at the agreed USD 40 flat per hour rate.

XHTML/CSS LAYOUTS

This project includes HTML markup and CSS templates on the Web Client. We will develop these using HTML5 and CSS2.1 and CSS3 for styling. The landscape of web browsers and devices changes regularly and our approach is to look forward, not back. With that in mind we will test all our markup and CSS in current versions of Firefox, Safari, Chrome and Opera (latest versions) and Internet Explorer 7/8/9 browsers to ensure that we make the most from them. Users of older or less capable browsers or devices will experience a design that is appropriate to the capabilities of their software. For people using Microsoft Internet Explorer 6, this means a universal, typographically focused design but no layout. We will also test that these templates perform well on Apple's iPad and iPhone.

We will not test old or abandoned browsers, for example Microsoft Internet Explorer 5 or 6 for Windows or Mac, previous versions of Apple's Safari, Mozilla Firefox or Opera unless otherwise specified. If you need us to consider these older browsers, we will charge you at the daily rate set

out in our original estimate for any necessary additional design work, development and testing. If you are interested in additional HTML/CSS services that are not included in your project scope the flat hourly rate of USD 40 will be considered. If other programming services are requested these could reach USD 80 per hour based on the complexity of the additional features demanded.

APPLICATION DEVELOPMENT

We'll develop the new DiMi Telematics' core using Ruby and its frameworks Sinatra and Rails. These are cutting edge tools designed to be scalable, agile, robust, secure and easier to maintain in the long run. We'll use PostgreSQL or MySQL to handle databases, and cross-platform javascript frameworks to deploy the mobile versions of the site with full compatibility.

TEXT CONTENT

We will provide micro-copywriting for the application contents, screens and transitions. If you need English to Spanish translation services, our rate is U$ 0.20 per target word.

PHOTOGRAPHS, SOUNDS, VIDEOS AND OTHER ASSETS

You will provide us with the assets either in digital or printed format. If you choose to buy stock photographs, illustration, sounds or videos, we can suggest some stock vendors or buy them for you. This project includes searching for and purchasing a maximum of fifty (50) low res images, as part of the design process, unless specifically stated different in proposal, but if at any time you request new and specific photographs, this task will be charged at USD 40 per hour. If we have to buy the assets for you, you will have to reimburse us all additional expenses involved in such transaction.

SECURITY

We can't assure your application will be free of bugs or security holes. We will of course test thoroughly and run pentest stages to check for vulnerabilities, but we strongly advise you to pay for an external – and signed – security audit before the application goes live.

MEETING DEADLINES

We have the experience and ability to perform the services you need from us and we will carry them out in a professional and timely manner.

Along the way we will do our best to meet all deadlines set but we can't be responsible for a missed launch date or deadline if you have been late in supplying materials, have not approved or signed off our work at any stage or have exceeded the proposed scope, revision rounds or have decided to go back over any steps you have already agreed upon.

If you happen to miss any deadline or milestone, and make the duration of the project exceed the proposed timeline, you agree to pay for all tasks developed and provide us with the authorization to switch your project delivery dates based on our workload and to re schedule your project.

If for any reasons you need to switch the schedule to an earlier delivery date, we'll need to add resources to your project and we'll quote and charge the additional rush-hour fees generated by your request.

CHANGES AND REVISIONS

We're going to do all within our power to provide a solid piece of online software, a measurable and scalable strategy consultancy, and a great design. The first two are easy to contrast, analyse, test and approve. But when it comes to looks and feels, concepts and feedback tend to be very subjective.

We know from experience limiting revision rounds are rarely beneficial to clients, making you feel forced to approve something that, in your mind is "not quite there yet". However, despite our commitment to excel and please, going through endless design revisions can and will delay our project timeline.

We suggest to giving you as much feedback freedom as possible, while keeping a "reasonable revision rounds" policy. After the look and feel is approved (See "Design" a few pages above) you'll get three rounds of major revisions for every section – with every revision following the guidelines of the already approved look/feel – and up to five tweak rounds with minor adjustments.

If you do change your mind, want a complete change of the approved look, want to add extra sections or templates or even add new functionality, that won't be a problem. You will be charged the additional hours involved (additional hour pricing is detailed below) according to each specific task and we'll re-schedule the delivery dates. Along the way we might ask you to put all requests in writing so we can keep track of changes.

TECHNICAL SUPPORT

Support and debugging is included as long as our contract keeps running. After the project is delivered, you may stop working with us and we'll still provide a 4-month period of debug support and guarantee. Critical errors will be immediately addressed.

Regarding hosting, this is not a service we can offer in-house, but we'll be happy to research options and manage a third party team - paid separately – capable of delivering a competitive, secure and steady hosting solution.

LEGAL STUFF

We can't guarantee that the functions contained in any web app, in a completed web site or even on email template, ecommerce shop or shop customization, will always be error-free and so we can't be liable to you or any third party for damages, including lost profits, lost savings or other incidental, consequential or special damages arising out of the operation of or inability to operate this web site and any other web pages or project named above, even if you have advised us of the possibilities of such damages.

Changes to projected scope, design, or functionality before project delivery may affect the total cost and final delivery date.

If any provision of this agreement shall be unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from this agreement and shall not affect the validity and enforceability of any remaining provisions. This means that, if for some reason one part of this contract becomes invalid or unenforceable, the remaining parts of it remain in place.
If any dispute arises the parties shall attempt to resolve any dispute arising out of or relating to this contract through negotiations between senior executives of the parties, who have authority to settle the same. If the matter is not resolved by negotiation within 30 days of receipt of a written 'invitation to negotiate', the parties will attempt to resolve the dispute in good faith through an agreed Alternative Dispute Resolution (ADR) procedure. If the matter has not been

resolved by an ADR procedure within 60 days of the initiation of that procedure, or if any party will not participate in an ADR procedure, the dispute may be referred to arbitration by any party.

Phew, now on to other stuff.

COPYRIGHTS

You guarantee to us that any elements of text, graphics, photos, designs, trademarks, or other artwork that you provide for inclusion in the web site are either owned by you or that you have permission to use them. We guarantee to you any copyrighted asset we use on the project is correctly licensed or purchased.

Copyright will be handed to you at the end of the project and after the final payment is submitted.

- You own the graphics and other visual elements that we create for you for this project. We will give you a copy of all files and you should store them really safely as we are not required to keep them or provide any native source files that we used in making them.
- You also own text content, photographs and other data you provided, unless someone else owns them.
- You own the complete front-end, back-end and database code.
- You will own the licenses we might have purchased for you to improve your project development such as specialized add-ons.
- We love to show off our work and share what we have learned with other people, so we also reserve the right to display and link to your completed project as part of our portfolio and to write about the project on web sites, in magazine articles and in books about web design.
- All rights not exclusively assigned to you through these terms are reserved to us.

PAYMENT

You have approved the complete proposal costing USD 250,000.

And here's the payment schedule:

a) 25% to approve and begin

b) 25% on completion of DiMi Core M2 (Mid February)

c) 25% on completion of DiMi Core (Mid May)

d) 25% on release and acceptance of both DiMi Core and DiMi Web Client.

We are sure you understand how important it is as a small business that you pay the invoices that we send you promptly. As we're also sure you'll want to stay friends, you agree to pay according to the schedule outlined on the proposal. This includes submitting the initial setup payment, and setting up the deposit via bank transfer within the first 72 hours after signing this contract.

You will receive an invoice from us when fees are due. Invoices are to be paid within 5 days of receipt. You'll have up to 15-day overdue payment tolerance, and we have the right to use the deposit fee while you catch up with the payments. After 31 days we'll assume you don't want to move forward with the project and this will cause our team to immediately stop the project.

We will also expect you to pay all additional tasks you have asked for on the course of the project if these do not belong to the original scope.

REFUND POLICY

Since our company is offering non-tangible goods and these can't be returned, we usually do not issue refunds (please see exceptions below) once the order is accomplished and the product is delivered or tasks have begun. As a customer you are responsible for understanding this when requesting any service from us.

However, we realize that exceptional circumstances may occur.
Therefore, we DO honour requests for the refund on the following reasons:
1. Non-delivery of the product: we tried by all means to deliver or find someone who could, but somehow we were unable to begin this task. After 60 days since we acknowledged we were not be able to deliver, we will issue the refund.
2. If you decide to move to another company, we will be sad to let you go, but here is what we will do: a partial refund.
We will treat your project as an hourly rate fee project.
We will calculate the hours we used so far and the resources committed in good faith to accomplishing your project and we will only refund the existing difference between these and the payment you already made.

If the resulting difference turns to be beneficial for our side we will ask you to honour your word, as you understand that we have worked on your project and that we have committed our resources in honouring ours.

The hourly rate for each task varies according to the type of task in question.
Requests for a refund will be considered by contacting the co-founders directly by email. You should accompany this request with detailed and grounded reasons why you apply for a refund.
The refund is issued to you after we receive a Waiver of legal actions signed by you.
Refunds usually take 30 days once approved. We expect you to deliver resulting money differences in the same timely manner.

PROJECT TERMINATION, RENEWAL AND DEPOSITS

If you decide to terminate the project at any point prior its completion, cancellation needs to be announced – with a signed document or pdf stating the desire to stop all works - at least 30 days before you plan to leave the project.

This contract will expire after DiMi-v4 renewed application is published in its definitive version. This milestone will be achieved in less than seven months.

After accomplishing the successful launch, you can decide to extend the duration of this contract for six more months under a monthly retainer model.
Such extension will have its own scope, proposal, pricing and contract.

But where is all the horrible small print?

Just like a parking ticket, you cannot transfer this contract to anyone else without our permission. This contract stays in place and needs not be renewed.
Although the language is simple, the intentions are serious and this contract is a legal document with a dispute resolution clause. The seat of the arbitration shall be in Madrid. Oh and don't forget those men with big dogs and our untamed geese.

CREATIVE MEDIA FARM **CLIENT**



Signed by. Isabel Báez **Signed by.**